Exhibit 99.1

Syndax Pharmaceuticals Announces Plans to Commence Phase 2 Expansion Cohort of SNDX-6352 for the Treatment of Chronic Graft Versus Host Disease

- Preliminary Phase 1 results demonstrate inhibition of CSF1R leads to responses in patients with cGvHD -

- Phase 2 expansion expected to commence in 1Q20 -

WALTHAM, Mass., December 10, 2019 -- Syndax Pharmaceuticals, Inc. ("Syndax," the "Company" or "we") (Nasdaq:SNDX), a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies, today announced that it plans to commence a Phase 2 expansion cohort based on encouraging clinical activity and a well-tolerated safety profile observed to date in the ongoing Phase 1 dose escalation trial of SNDX-6352 in patients with chronic graft versus host disease (cGVHD). SNDX-6352 is the Company’s anti-CSF-1R monoclonal antibody.

The ongoing Phase 1, open-label, modified 3+3 dose escalation trial is designed to evaluate the safety and preliminary efficacy of SNDX-6352 in up to 30 patients with cGVHD who have received at least two prior lines of therapy. As of a November 25, 2019 data cutoff date, a total of five patients, all of whom received prior treatment with ibrutinib, steroids, and a calcineurin inhibitor, have been enrolled across three dose cohorts: one patient was treated at 0.15 mg/kg every two weeks (Q2W, Cohort 1), one is receiving a dose of 0.5 mg/kg Q2W (Cohort 2), and three patients are receiving 1.0 mg/kg Q2W (Cohort 3).

Responses have been observed in all evaluable patients as of the data cutoff date, with no dose limiting toxicities (DLTs) reported. Among the three patients dosed in Cohort 3 (1.0 mg/kg Q2W), one patient recently cleared the DLT period and has not yet been evaluated for efficacy, two patients experienced a partial response, and all three patients remain on therapy. The patient in Cohort 2 experienced a partial response and is currently in their ninth month of treatment with SNDX-6352 following prior treatment with ibrutinib and both Jakafi® (ruxolitinib) and KD025, two agents currently being investigated for the treatment of cGVHD. The first patient (Cohort 1) achieved a partial response but discontinued in their third cycle due to elevated LFTs attributed to progression in their liver cGVHD. Cohort 4, which will explore a 3.0 mg/kg Q2W dose, is now open for enrollment.

“The initial results from our Phase 1 trial underscore the potential of SNDX-6352 to serve as an effective therapy for patients with cGVHD who are lacking alternative options,” said Briggs W. Morrison, M.D., Chief Executive Officer of Syndax. “We had not anticipated commenting on data from this initial trial until the second half of 2020, so it is quite encouraging to see the early signs of activity in patients with this difficult to treat disease. Based on these results, we have decided to advance into a Phase 2 expansion cohort to evaluate additional patients at the 1.0 mg/kg dose while we continue the dose escalation to 3.0 mg/kg. We continue to expect to present the Phase 1 trial results in the second half of 2020.

“Published preclinical data have demonstrated that CSF-1R blockade can prevent and treat disease in animal models of cGVHD1,” said Peter Ordentlich, Ph.D., Chief Scientific Officer and Co-founder of Syndax. “The initial data from our trial provide the first clinical evidence that targeting CSF-1R dependent macrophages may benefit patients with cGVHD.”

Exhibit 99.1

To date, SNDX-6352 has been safe and well-tolerated, with no DLTs observed. Dose escalation is ongoing in the Phase 1 portion of the trial. The Phase 2 expansion cohort is expected to enroll up to 22 patients to further characterize the safety and efficacy at an initial dosing schedule of 1.0 mg/kg of SNDX-6352 administered every two weeks.

About Chronic Graft Versus Host Disease

Chronic graft versus host disease (cGVHD), an immune response of the donor-derived hematopoietic cells against recipient tissues, is a serious, potentially life-threatening complication of allogeneic hematopoietic stem cell transplantation (HSCT) which can last for years. cGVHD is estimated to develop in approximately 40% of transplant recipients, and affect approximately 14,000 patients in the US. 2-4 cGVHD typically manifests across multiple organ systems, with the skin and mucosa being commonly involved, and is characterized by the development of fibrotic tissue.

About SNDX-6352

SNDX-6352 is an investigational monoclonal antibody that targets colony stimulating factor-1 receptor, or CSF-1R, a cell surface protein thought to control the survival and function of monocytes and macrophages. In pre-clinical models, inhibition of signaling through the CSF-1 receptor has been shown to reduce the number of disease-mediating macrophages and the development of cutaneous and pulmonary chronic graft versus host disease (cGVHD), as well as to lead to the depletion of cells known as Tumor Associated Macrophages, or TAMS. SNDX-6352 is currently being evaluated in a Phase 1 multiple ascending dose clinical trial in cGVHD, and a Phase 1 multiple ascending dose clinical trial as monotherapy and in combination with Infinzi® (durvalumab) in solid tumors. SNDX-6352 has the potential to treat a variety of solid tumor and immune-related diseases.

About Syndax Pharmaceuticals, Inc.

Syndax Pharmaceuticals is a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies. The Company's lead product candidate, entinostat, a once-weekly, oral, small molecule, class I HDAC inhibitor, is being tested in a Phase 3 combination trial with exemestane for treatment of advanced HR+, HER2- breast cancer and has been evaluated in combination with several approved PD-1/PD-(L)1 antagonists. The Company's pipeline also includes SNDX-6352, a monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor, and SNDX-5613, a highly selective inhibitor of the Menin–MLL binding interaction. For more information, please visit www.syndax.com or follow the Company on Twitter and LinkedIn.

Syndax's Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend," "believe" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these

Exhibit 99.1

forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials and the reporting of clinical data for Syndax's product candidates, and the potential use of our product candidates to treat various cancer indications. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical trials, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Syndax's collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

References

1. Alexander, KA. et al. J Clin Invest. 2014;124(10):4266–4280.

2.Kantar GVHD Expert Interviews N=8 interviews

3. SmartAnalyst 2017 SmartImmunology Insights chronic GVHD report.

4. Bachier, CR. et al. ASH annual meeting 2019; abstract #2109 Epidemiology and Real-World Treatment of Chronic Graft-Versus-Host Disease Post Allogeneic Hematopoietic Cell Transplantation: A U.S. Claims Analysis.

Syndax Contacts

Investor Contact

Melissa Forst

Argot Partners

melissa@argotpartners.com

212.600.1902

Media Contact
Craig Heit
GCI Health
craig.Heit@gcihealth.com
347.451.4733

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